The North Carolina Capital Management Trust's

CODE OF ETHICS FOR PERSONAL INVESTING

January 26, 2000

CODE OF ETHICS

This document constitutes the Code of Ethics adopted by the North Carolina Capital Management Trust (the "Trust") for the Cash Portfolio and Term Portfolio (the "Portfolios") pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 the "Rule"). The Fidelity Funds, the subsidiaries of FMR Corp. that serve as investment advisors or principal underwriters, and their affiliated companies including the Trust's advisor, Fidelity Management & Research Company ("FMR") and the Trust's principal underwriter, Fidelity Distribution Corporation ("FDC") (collectively, "the Fidelity Companies") have adopted a separate code of ethics (the "Fidelity Code") pursuant to the Rule.

I. Purpose and Scope of this Code

A. Personal Securities Transactions

This Code focuses on personal transactions in securities by persons associated with the Trust. Accordingly, the Code does not attempt to address all areas of potential liability under applicable laws. For example, provisions of the Investment Company Act of 1940 prohibit various transactions between a fund and affiliated persons, including the knowing sale or purchase of property to or from a fund on a principal basis and joint transactions between a fund and an affiliated person. This Code does not address these other areas of potential violation. Accordingly, persons covered by this Code are advised to seek advice from the Fidelity Ethics Officer, or his or her designee (collectively "the Ethics Office"), before engaging in any transaction other than the regular performance of their business duties if the transaction directly or indirectly involves themselves and one or more of the Portfolios.

B. Guiding Principles

The Code is based on the principle that the officers and trustees of the Trust owe a fiduciary duty to, among others, the shareholders of the Portfolios, to place the interests of the Portfolio shareholders above their own and to conduct their personal securities transactions in a manner that does not interfere with Portfolio transactions, create an actual or potential conflict of interest with a Portfolio or otherwise take unfair advantage of their relationship to the Portfolios. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual's fiduciary duties to the Trust or a Portfolio. For directors, officers and employees of FMR and its affiliates, the fiduciary responsibility under the Fidelity Code applies to all of the investment companies advised by FMR as well as any account holding the assets of third parties for which FMR or any of its affiliates acts in an investment advisory capacity (both types of portfolios hereinafter referred to as the "Fidelity Group of Funds" or "Fidelity Funds" or "Funds").

Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the judgment of the Board of Trustees that as a matter of policy a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to insure that appropriate safeguards exist to protect the Portfolios. This policy is based on the belief that personal investment experience can over time lead to better performance of the individual's professional investment responsibility. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities that are suitable for the Portfolios. This policy quite obviously increases the possibility of overlapping transactions. The provisions of this Code, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

II. Persons and Accounts to Whom this Code Applies

Unless otherwise specified, each provision of this Code applies to all members of the Board of Trustees of, and all officers of, the Trust as well as all other individuals who in the ordinary course of their duties make, participate in, recommend or obtain information regarding the purchase or sale of securities for the Trust. Several officers and trustees of the Trust are currently affiliated with Fidelity and subject to the Fidelity Code. It is not intended that the Trust's Code duplicate responsibilities imposed by the Fidelity Code, which is incorporated herein by reference. Rather, individuals subject to both the Fidelity Code and the Trust's Code who fulfill their obligations pursuant to the Fidelity Code have thereby fulfilled their obligations under the Trust's Code. Any activity which does not violate the Fidelity Code will not violate the Trust's Code. The Fidelity Ethics Office is responsible for ensuring that all persons subject to this Code are informed of their responsibilities hereunder. The Fidelity Ethics Office will report to the Board, as appropriate, concerning activities under the Fidelity Code and the Trust's Code that are relevant to the Trust. Fidelity also has adopted a Statement of Policies and Procedures on Insider Trading for the Trust, which is attached to this Code and incorporated herein. Those Policies and Procedures apply to officers, directors, and employees of FMR and other Fidelity investment advisers. Where the applicability of a particular provision of the Trust's Code is limited, the provision will so state. For example, particular provisions may state they are limited to:

A. Access Persons

1. This category includes Investment Professionals and Senior Executives. Investment Professionals are Portfolio managers, research analysts and traders employed by FMR or its affiliates, officers (vice-president and above) and trustees of the Trust involved in investment activities and/or functions and such other individuals as the Ethics Officer may designate and so notify in writing. Senior Executives are officers (vice-president and above) and trustees of the Trust not involved in investment activities and/or functions of the Trust and such other individuals as the Ethics Officer may designate and so notify in writing.

2. Other Access Persons are all other individuals who, in connection with their regular duties, make, participate in, or obtain timely information regarding the purchase or sale of a security by a Portfolio or of any investment recommendation to a Portfolio.

B. Non-Access Trustees.

Trustees of the Trust will generally be deemed Access Persons; however, Trustees who fulfill both of the following conditions will be deemed "Non-Access Trustees" and treated as a separate category:

1. The Trustee is not an "interested person" (as defined in Section 2(a)(19) of the Investment Company Act of 1940) of the Trust; and

a) The Trustee elects not to receive the Daily Directors' Report and further elects not to have access to the InView, BondView, or OverView systems; provided that this condition (b) shall only be considered fulfilled as of the fifteenth day after the Trustee has notified the Ethics Officer of such election.

C. Portfolio Managers.

This category includes FMR employees whose assigned duties are to manage any Portfolio, or portion thereof, and who have the power and authority to make investment decisions on behalf of such Portfolio or portion thereof on a regular basis.

D. Other persons.

These are persons as specified in a particular provision of the Code or as designated by the Ethics.

E. Covered Accounts (Beneficial Ownership).

It bears emphasis that the provisions of the Code apply to transactions in reportable securities for any account "beneficially owned" by any person covered by the Code. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating a sharing of financial interest. See the Appendix to this Code for a more comprehensive explanation of beneficial ownership.

The following sections of the Code are generally organized according to the persons subject to the provisions in the section. Section III applies to all persons subject to both this Code and the Fidelity Code. Section IV describes obligations unique to Access Persons subject to both this Code and the Fidelity Code (who must also comply with Section III). Section V describes obligations unique to Investment Professionals and Senior Executives subject to both this Code and the Fidelity Code (who must also comply with Sections III and IV). Section VI describes a prohibition on Portfolio Managers subject to both this Code and the Fidelity Code (who must also comply with Sections III, IV, and V). Section VII describes requirements applicable to Access Persons who are subject to this Code but not the Fidelity Code. Section VIII describes requirements applicable to Non-Access Trustees. Finally, Section IX discusses enforcement of this Code, and is generally applicable except where otherwise noted.

III. Provisions Applicable to All Individuals Subject to Both the Trust's Code and the Fidelity Code

A. Restricted Activities

The following are restricted by this Code of Ethics:

1. Inducing or causing a Portfolio to take action, or to fail to take action, for personal benefit rather than for the benefit of the Portfolio is prohibited. For example, an individual would violate this Code by causing a Portfolio to purchase a security he or she owned for the purpose of supporting or increasing the price of that security. Causing a Portfolio to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security, also would violate this Code.

2. Using knowledge of Portfolio transactions to profit by the market effect of such transactions is prohibited.

3. The purchase of an initial public offering of securities for which no public market in the same or similar securities of that issuer has previously existed is prohibited. This prohibition applies to both equity and debt securities. Exemptions may be granted in special circumstances with the written permission of the Ethics Officer, or his or her designee. For example, an exemption may be appropriate in the case of an individual who has an existing right to purchase a security based on his or her status for a significant period of time as a bank depositor or insurance policyholder. Thus, a long-time depositor in a savings bank or savings and loan association which converts from mutual to stock form may be permitted to purchase shares in the institution to which he or she is entitled to purchase by virtue of his or her status as a depositor. Similarly, a long-time policyholder of an insurance company which converts from mutual to stock form may be permitted to purchase the shares to which he or she is entitled to purchase by virtue of the policy held.

4. Short Sales Activities: Prohibited activities include purchasing puts to open, selling calls to open or selling a security short where there is no corresponding long position in the underlying security; short sales against the box are permitted. This prohibition includes selling calls and purchasing puts on all market indexes with the exception of the following indexes: S&P 100, S&P MidCap 400, S&P 500, Morgan Stanley Consumer, FTSE 100 and Nikkei 225. Short sales of the Fidelity Select Portfolios are also prohibited.

5. Investments in hedge funds and investment clubs are prohibited. Such funds or clubs cannot normally be expected to comply with the provisions of both this Code and the Fidelity Code.

6. Violation of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act of 1940 are prohibited. In that Rule, the Securities and Exchange Commission specifically makes it unlawful for any person affiliated with a Fund or an investment adviser or principal underwriter of the Fund in connection with the purchase or sale, directly or indirectly, by such person of a "security held or to be acquired" by such registered investment company:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

Rule 17j-1 defines "security held or to be acquired" very broadly to include any security (other than securities that are not reportable) that "within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company" and (iii) any option to purchase or sell, and any security convertible into or exchangeable for a "reportable security." Thus the antifraud provisions of Rule 17j-1 may apply to transactions in securities even if not recently traded by the Funds or a Trust Portfolio. Under Rule 17j-1, a sufficient nexus exists if a fraud is effected in connection with a security held for a long period in a portfolio or merely considered for inclusion in a portfolio. In addition, the receipt of compensation in the form of an opportunity to purchase a security that is intended to induce a registered investment company to purchase other securities must be reported under this Rule, whether or not the compensation is in the form of an opportunity to purchase a security "held or to be acquired" by a registered investment company. Moreover, the general antifraud provisions of the Securities Exchange Act of 1934 and other federal securities statutes make unlawful fraud in connection with the purchase or sale of securities, even if such securities do not fall within the scope of Rule 17j-1.

7. Derivatives including futures, options and other arrangements may not be used to evade the restrictions of this Code. Accordingly, individuals may not use derivatives or other arrangements to take positions in securities which the Code would prohibit if the positions were taken directly. For purposes of this section, "futures" are futures on securities or securities indexes; "options" are options (puts or calls) on securities or securities indexes, or options on futures on securities or securities indexes. Options and futures on commodities are not "reportable securities" except as defined in Section III.B.1.

8. Excessive Trading: While active personal trading does not in and of itself raise issues under Rule 17j-1, the Boards of the Trust and FMR believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with Portfolio transactions. Accordingly, an unusually high level of personal trading by individuals subject to both this Code and the Fidelity Code is strongly discouraged, and may be monitored by the Ethics Office to the extent appropriate for the category or person, and a pattern of excessive trading may lead to the taking of appropriate action under the Fidelity Code.

9. Discretionary Authorization: An individual subject to both this Code and the Fidelity Code may not exercise discretion over accounts in which he or she has no beneficial interest. If an individual wishes to so, he or she must first contact the Ethics Office for approval.

B. Procedural Requirements

Fidelity has established certain procedures to monitor individual transactions in "reportable securities" (as defined below) for compliance with this Code, and to avoid situations which have the potential for conflicts of interest with the Portfolios. All persons subject to this Code are required to comply with the procedures described below. Failure to follow these procedures or the filing of a false, misleading or materially incomplete report will itself constitute a violation of this Code.

1. Reports required under Section III. B. 2.(d) and Section IV. A. are necessary only for transactions in "reportable securities." If an investment is made in an entity substantially all of whose assets are shares of another entity or entities, the security purchased should be reported and the underlying security or securities identified. Furthermore, if an investment is made in a private placement, this transaction must be reported. (See Exhibit B.) "Reportable Securities" are all securities except:

a) U.S. Treasury Notes, Bills and Bonds;

b) any obligations of agencies and instrumentalities of the U.S. government if the remaining maturity is one year or less;

c) money market instruments such as certificates of deposit, banker's acceptances and commercial paper;

d) shares of registered open-end investment companies;

e) securities issued by FMR Corp.; and

f) commodities and options and futures on commodities provided that the purchase of these instruments may not be utilized to indirectly acquire interests or securities which could not be acquired directly or which could not be acquired without reporting or pre-clearance. See Section III. A. 7.

1. (a) Each new Fidelity employee will be given a copy of the Fidelity Code of Ethics upon commencement of employment. Within 7 days thereafter such employee shall file an acknowledgment (Exhibit A) stating that he or she has read and understands the provisions of the Fidelity Code of Ethics and provide a written list to the Ethics Officer of all brokerage accounts in which he or she is a beneficial owner of any securities in the account (Exhibit E.). Additionally, an individual's acknowledgment gives the Ethics Office the authority to access at any time records for any beneficially owned brokerage account for the period of time the individual was employed by Fidelity .

(b) All Fidelity employees must conduct all personal and beneficially owned transactions in "reportable securities" through a brokerage account established at Fidelity Brokerage Services, Inc. ("FBSI"), or with an approved broker outside the U.S. (see Exhibit G). By opening an account with FBSI, or the approved broker, the employee agrees to allow FBSI, or the approved broker, to forward to the Ethics Office reports of account transactions, and to allow the Ethics Office access to all account information. Upon opening such an account, employees are required to notify FBSI of their status as an employee.

Under circumstances evidencing special hardship, and then only with the express written permission of the Ethics Office an employee may be granted a waiver to establish accounts for trading reportable securities with brokers other than FBSI or those approved for the region. (See Section IX. D.) If permission is granted to open such an account, the employee must ensure duplicate transaction reporting as described below.

If any transactions in reportable securities are not being conducted through a FBSI account (including those conducted through an approved broker outside the U.S. or another broker pursuant to permission from the Ethics Office), the employee is responsible for ensuring that the institution where the account is maintained has agreed to provide promptly copies of all confirmations and statements directly to the Ethics Office. These confirmations and statements must include the trade date, security description, number of shares or principal amount of each security, the nature of the transactions (e.g., purchase, sale, etc.), the total price and the name of the institution (e.g., broker, bank, etc.) effecting the transactions. If transactions in reportable securities cannot or are not reported by the external institution in this fashion, permission to open the account will not be granted, or will be revoked, by the Ethics Office.

(c) Each year, on or before January 31, each Fidelity employee must file with the Ethics Office an annual update stating that he or she has reviewed the provisions of the Fidelity Code of Ethics, understands the provisions of the Code and that the Code applies to them, and believes that his or her personal transactions in "reportable securities" for the previous calendar year, and those of his or her family members which are deemed to be beneficially owned by the employee, have been reported as required under the Fidelity Code and were consistent with its provisions. (Exhibit A.)

(d) Each employee must report personal and beneficially owned transactions in reportable securities to the Ethics Office. Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in reportable securities. This reporting obligation may be met as follows: (1) FBSI Accounts - The Ethics Office will assume responsibility for obtaining trade information from FBSI accounts in the employee's name and all other FBSI accounts that have been disclosed to the Ethics Office by the employee; (2) Approved External Accounts - It is the employee's responsibility to ensure that regular copies of confirmations and statements are supplied directly to the Ethics Office by the brokerage firm. These confirmations and statements must include the trade date, security description, number of shares or principal amount of each security, the nature of the transaction (e.g., purchase or sale), the total price and the name of the institution that effected the transaction. If transactions in reportable securities cannot or are not reported by the external institution in this fashion, permission to open the account will not be granted, or will be revoked, by the Ethics Office.

(e) Gifts. Generally, employees are prohibited from receiving gifts, gratuities and other hospitalities from any person or entity that does business with the Trust or the Funds or with any Fidelity Company or from any entity that is a potential portfolio investment of the Funds or the Portfolios. Fidelity's Gifts and Gratuities policy which is separate from this Code, sets forth the specific policies, restrictions and procedures to be observed by employees with respect to business-related matters.

IV. Additional Requirements Applicable to Access Persons Subject to Both the Trust's Code and the Fidelity Code

Because of their access to information about portfolio investments and/or investment recommendations, Access Persons are necessarily subject to somewhat greater restrictions and closer scrutiny than are other persons subject to the Trust's Code and the Fidelity Code. Accordingly, in addition to complying with the other provisions of the Trust's Code and the Fidelity Code, Access Persons subject to both Codes are required to comply with the provisions of this section.

A. Disclosure of Personal Securities Holdings.

Access persons must disclose in writing all personal securities holdings owned directly or otherwise beneficially owned. (See Exhibit F.)

1. Initial Report: Each new Access Person must file a holdings disclosure within 7 days of the commencement of employment or of being designated as an Access Person.

2. Annual Report: Each Access Person must file a holdings report containing current information as of a date no more than 30 days before the report is submitted.

B. Transaction Reports.

An Access Person must provide the Ethics Office with transaction reports of personal transactions in "reportable securities" which are executed in his or her own accounts or any other account in which he or she has a beneficial interest. Reports of any private securities transactions in reportable securities not maintained within a brokerage account are required to be filed within ten days after the end of the month in which the transaction took place. (Exhibit B.) Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in "reportable securities" that month. The transaction report must be provided as previously described under Section III. B. 2.

C. All Personal Trades in Reportable Securities Must Be Cleared in Advance by the Appropriate Pre-Clearance Desk.

One of the most important objectives of the Trust's Code and the Fidelity Code is to prevent Access Persons from making personal trades on the basis of information about portfolio transactions made by the Funds or the Portfolios. Trading on such information for personal benefit not only constitutes a violation of either or both Codes, but also may influence the market in the security traded and thus prevent transactions for the Funds or Portfolios from being conducted at the most favorable price.

To further reduce the possibility that Fund or Portfolio transactions will be affected by such trades, Access Persons must comply with the following provisions before effecting a personal transaction in any securities which are "reportable securities":

1. Pre-Clearance Procedures.

On any day an Access Person plans to trade a reportable security, he or she must first contact the appropriate Pre-clearance Desk for approval. (See Exhibit I.) (Please note that pre-clearance communications may be recorded for the protection of Fidelity and its employees.) By seeking pre-clearance, all Access Persons will be deemed to be advising the Ethics Office that he or she (i) do not posses any material, nonpublic information relating to the security; (ii) is not using knowledge of any proposed trade or investment program relating to the security by the Funds for personal benefit; (iii) believes the proposed trade is available to any market participant on the same terms; and (iv) will provide any other relevant information requested by the Ethics Office. The Pre-Clearance Desk will consider approval of the trade for execution only upon the day the request is made. Generally, a pre-clearance request will not be approved if the pre-clearance desk determines that the trade will have a material influence on the market for that security or will take advantage of, or hinder, trading by the portfolios or the Funds in a material manner. Additionally, the pre-clearance desk may evaluate a pre-clearance request for a transaction to determine if an Access person is in compliance with the other provisions of this Code relevant to such transaction.

2. Securities and transaction types that do not require pre-clearance include the following: unit investment trusts; currency warrants; rights subscriptions; gifting of securities; automatic dividend reinvestments; and options on the following indexes: S&P 100, S&P MidCap 400, S&P 500, Morgan Stanley Consumer, FTSE 100 and Nikkei 225.

3. Transactions in accounts beneficially owned by an employee where investment discretion has been provided to a third party in a written document and for which the employee provides no input regarding investment decision making will not be subject to pre-clearance. Transactions in reportable securities in such accounts, however, still must be reported under the Fidelity Code.

4. In addition to any other sanctions provided for under the Trust's Code and the Fidelity Code (see Section IX. D.), failure to pre-clear a transaction as required above may result in a requirement to surrender any profits realized in connection with the transaction.

D. Access Persons May Not Place Good-Till-Canceled Orders.

Good-till-canceled orders may inadvertently cause an individual to violate the pre-clearance provisions of the Trust's Code or the Fidelity Code.

E. Purchase of Fidelity's closed-end funds.

The purchase of shares of closed-end funds for which Fidelity performs the pricing and bookkeeping services is prohibited without prior approval from by the Ethics Office.

V. Additional Requirements Applicable to Investment Professionals and Senior Executives Subject to Both the Trust's Code and the Fidelity Code

In addition to complying with the other provisions of the Trust's Code and the Fidelity Code, Investment Professionals and Senior Executives subject to both Codes are required to comply with the provisions of this section.

A. Private Placements.

Private placements are in many cases not suitable investments for the Portfolios or Funds. However, in various circumstances, they may be suitable investments. In order to avoid the appearance of a conflict of interest between their personal investment activities and their fiduciary responsibility to the Portfolios' and the Funds' shareholders, Investment Professionals and Senior Executives will be required to receive written approval, utilizing Exhibit C, from their Division or Department Head and the Ethics Office prior to any purchase of a privately placed security. If the person is a Division or Department Head, then approval shall be received from the President of FMR.

If approved, the individual should report the purchase to the Ethics Office within 10 days of the end of the month in which the purchase occurred, using the Report of Securities Transactions form (Exhibit B). In the event of a subsequent investment by the Portfolios or the Funds, after approval is granted, if the individual has any material role in such subsequent consideration by any Portfolio or Fund of an investment in the same, or an affiliated, issuer, the individual must disclose his or her interest in the private placement investment to the person(s) making the investment decision. Notwithstanding such a disclosure, any decision by any Portfolio, Fund or managed account to purchase the securities of the issuer, or an affiliated issuer, must be subject to an independent review by the individual's Division or Department Head.

B. Surrender of Short-Term Profits.

Short-term trading can be both time consuming and can increase the possibility of actual or apparent conflicts with Portfolio or Fund transactions. To reduce instances of short-term trading, the Fidelity Companies have determined that Investment Professionals and Senior Executives will be required to surrender short-term trading profits. A requirement to surrender may be in addition to any other sanctions deemed appropriate under the Fidelity Code. (See Section IX. C.)

Short-term trading profits are any profits generated from the purchase and sale, or sale and purchase, of the same (or equivalent) security within 60 calendar days. Transactions will be matched with any opposite transaction within the most recent 60 calendar days. Options on the following indexes are not subject to this provision: S&P 100, S&P MidCap 400, S&P 500, Morgan Stanley Consumer, FTSE 100 and Nikkei 225. Exhibit D contains further information and examples concerning application of this policy.

C. Purchase of Securities of Certain Broker-Dealers.

Investment Professionals and Senior Executives, unless specifically designated by the Ethics Office, may not purchase securities of certain broker-dealers or parent companies as identified from time-to-time by the Ethics Office based upon the level and nature of services provided to the Funds.

D. Research Notes.

Investment Professionals and Senior Executives specifically designated by the Ethics Office must wait two business days after the day on which a research note is issued prior to trading, for their beneficially owned accounts or for a non-Fidelity discretionary account which they manage, in the securities of the issuer(s) that is the subject of the note.

E. Affirmative Duty to Recommend Suitable Securities.

A portfolio manager or a research analyst may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Portfolio or a Fund in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading in any security, a portfolio manager or research analyst has an affirmative duty to provide to Fidelity any material, public information which comes from the company about such security in his or her possession. As a result, portfolio managers or research analyst should (a) confirm that a Research Note regarding such information on such security is on file prior to trading in the security, or (b) if not, should either contact the Director of Research or publish such information in their possession, and then wait two full business days prior to trading in the security personally.

F. Affirmative Duty to Disclose.

Investment Professionals and Senior Executives who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a portfolio to buy, hold or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

G. Service as a Director or Trustee.

Service on a board of directors or trustees poses several forms of potential conflicts for an individual. These include potentially conflicting fiduciary duties to the company and a Fund or Portfolio, receipt of possibly material, nonpublic information, and conflicting demands on the time of the individual. Accordingly, service by an Investment Professional or Senior Executive on a board of directors or trustees of a non-Fidelity publicly-traded or privately-held company likely to issue shares is prohibited absent prior authorization. Approval will be based upon a determination that the board service would be in the best interests of the Funds, the Portfolios, and their shareholders. Requests for approval of board service should be submitted in writing to the Ethics Office.

VI. Prohibition on Certain Trades by Portfolio Managers Subject to the Trust's Code and the Fidelity Code

Portfolio managers are the people most familiar with the investment decisions they are making for the Funds or portfolios they manage. Even the appearance of a portfolio manager trading the same securities for his or her personal account on or about the same time as he or she is trading for the Portfolio or Fund is not in the best interest of the Fidelity Funds or the Portfolios. Accordingly, a portfolio manager may not buy or sell a security his or her own Portfolio or Fund has traded within 7 calendar days on either side of the Portfolio or Fund's trade date (i.e., date of execution, not the settlement date). For example, assuming the day a Portfolio or Fund trades a security is day 0, day 8 is the first day the manager of that Portfolio or Fund may trade that security for his or her own account. This prohibition is in addition to the restrictions that apply generally to all personal subject to this Code and the Fidelity Code. If application of this rule would work to the disadvantage of a Fund or Portfolio (e.g., a portfolio manager sold a security on day 0 and on day 3, after new events had occurred, determined that the managed fund should buy the same security) the portfolio manager may apply to the Ethics Officer for an exception (see Section IX.) E. below).

In addition to any other sanction provided for under the Trust's Code and the Fidelity Code (see Section IX. C.), any profit realized from a transaction within the prescribed period may be required to be surrendered. Transactions in accounts beneficially owned by a portfolio manager where investment discretion has been provided to a third party in a written document and for which the portfolio manager provides no input regarding investment decisionmaking will not be subject to this 7 day provision.

VII. Access Persons Subject to the Trust's Code But Not Subject to the Fidelity Code

A. Restricted Activities.

1. The activities described in Section III. A. 1. of this Code.

2. The activities described in Section III. A. 2. of this Code.

3. The activities described in Section III. A. 6. of this Code.

4. The activities described in Section III. A. 7. of this Code.

B. Transaction Reports.

Access Persons not subject to the Fidelity Code must provide the Ethics Office with transaction reports of their personal transactions in "reportable securities" which are executed in their own accounts or any other account in which they have a beneficial interest. Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in "reportable securities" that month. An Access Person not subject to the Fidelity Code may, but is not required to, establish an account at FBSI, and does not need permission from the Fidelity Ethics Officer, or his or her designee, to establish non-FBSI accounts. This reporting obligation may be satisfied as outlined in Section III. B. 2 (d)

C. Affirmative Duty to Disclose.

Access Persons who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a Portfolio to buy, hold, or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

VIII. Non-Access Trustees

A. Restricted Activities.

1. The activities described in Section III. A. 1. of this Code.

2. The activities described in Section III. A. 2. of this Code.

3. The activities described in Section III. A. 6. of this Code.

4. The activities described in Section III. A. 7. of this Code.

B. Transaction Reports.

Pursuant to Rule 17j-1, a Non-Access Trustee need not file reports of his or her transactions in reportable securities unless at the time of the transaction the Board member knew, or in the ordinary course of fulfilling his or her duties as a Board member should have known: (a) that one or more of the Portfolios had purchased or sold or was actively considering the purchase or sale of that security within the 15-day period preceding the Board member's transaction, or (b) that one or more Portfolios would be purchasing, selling or actively considering the purchase or sale of that security within the 15 days following the Board member's transaction. The knowledge in question is the Board member's knowledge at the time of the Board member's transaction, not knowledge subsequently acquired.

C. Affirmative Duty to Disclose.

Non-Access Trustees who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a Portfolio to buy, hold, or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

IX. Enforcement

The Rules adopted by the SEC require that a code of ethics must not only be adopted but also must be enforced with reasonable diligence. Records of any violation of the Code and of the actions taken as a result of such violations will be kept.

A. Review.

The Ethics Office will review on a regular basis the reports filed by individuals subject to this Code. In this regard, the Ethics Office will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in this Code and the Statement of Policies and Procedures With Respect to the Flow and Use of Material Nonpublic (Inside) Information ("Insider Trading Policy Statement" to follow).

The policies and procedures described in this Code do not create any obligations to any person or entity other than the Trust. This Code is not a promise or contract, and it may be modified at any time. The Trust retains the discretion to decide whether this Code applies to a specific situation, and how it should be interpreted.

B. Violations.

When potential violations of the Code or the Insider Trading Policy Statement come to the attention of the Ethics Office, the Ethics Office will investigate the matter. This investigation may include a meeting with the individual. Upon completion of the investigation, if necessary, the matter will be reviewed with Fidelity senior management or other appropriate parties and a determination made as to whether any sanction should be imposed as detailed below. The individual will be informed of any sanction determined to be appropriate.

C. Sanctions.

Since violations of the Code or the Insider Trading Policy Statement will not necessarily constitute violations of federal securities law, the sanctions for violations of the Code or the Insider Trading Policy Statement will vary. Sanctions may be issued by (i) the Board of the Trustees of the Trust or the Funds, (ii) senior management, (iii) the Ethics Office, or (iv) other appropriate entities. Sanctions may include, but are not limited to (i) warning, (ii) fine or other monetary penalty, (iii) personal trading ban, (iv) dismissal and (v) referral to civil or criminal authorities. Additionally, other legal remedies may be pursued.

D. Requests to Waive a Provision of the Code of Ethics.

An individual may request in writing to the Ethics Office a waiver of any Code of Ethics provision. If appropriate, the Ethics Office will consult with the Ethics Oversight Committee (a committee that consists of representatives from Fidelity senior management) in considering such request. The Ethics Office will inform the individual in writing whether the waiver has been granted. Individuals who have been granted a waiver of any Code of Ethics provision will be expected to comply with all other provisions of the Code. Individuals may contact the Ethics Office for specific requirements.

E. Appeals Procedures.

If an individual believes that he or she has been aggrieved by any action with respect to a violation of the Code of Ethics or a waiver request, the individual may appeal the determination by providing the Ethics Office with a written explanation within 30 days of being informed of such determination. The Ethics Office will arrange for a review by Fidelity senior management or other appropriate parties and will advise the individual whether the sanction will be imposed, modified or withdrawn. During the review process, the individual will have an opportunity to submit a written statement. In addition, the individual may elect to be represented by counsel of his or her.

F. Board Reporting.

The Ethics Office will provide to the Board of Trustees no less frequently than annually a summary of significant sanctions imposed for material violations of this Code or violations of the Fidelity Code or the Insider Trading Policy Statement relevant to the Trust.

G. Exceptions.

Special approval to make any trade prohibited by this Code may be sought from the Ethics Office. Special approvals will be considered on a case-by-case basis. The decision to grant special approval will be based on whether the trade is consistent with the general principles of this Code and whether the trade is consistent with the interest of the relevant Portfolio. The Ethics Officer will maintain a written record of exceptions, if any, that are permitted.

APPENDIX -- BENEFICIAL OWNERSHIP

As used in the Code of Ethics, beneficial ownership will be interpreted using Section 16 of the Securities Exchange Act of 1934 ("1934 Act") as a general guideline, except that the determination of such ownership will apply to all securities, including debt and equity securities. For purposes of Section 16, a beneficial owner means:

Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

In general, "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Using the above-described definition as a broad outline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person's ability to exercise control over the security.

1. Securities Held by Family Members. As a general rule, a person is regarded as having an indirect pecuniary interest in, and therefore is the beneficial owner of, securities held by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, "immediate family") sharing the same household. Adoptive relationships are included for purposes of determining whether securities are held by a member of a person's immediate family.

2. Securities Held by a Corporation or Similar Entity. A person shall not be regarded as having a direct or indirect pecuniary interest in, and therefore shall not be the beneficial owner of, portfolio securities held by a corporation or similar entity in which the person owns securities provided that (i) the person is not a controlling shareholder of the entity or (ii) the person does not have or share investment control over the entity's portfolio securities. "Portfolio securities" means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes. In addition, the 1934 Act makes no distinction between public and private corporations for purposes of determining beneficial ownership.

3. Securities Held in Trust. In general, a person's interest in a trust will amount to an indirect pecuniary interest in the securities held by that trust. However, the following persons shall generally not be deemed beneficial owners of the securities held by a trust:

a) Beneficiaries, unless (i) the beneficiary has or shares investment control with the trustees with respect to transactions in the trust's securities, (ii) the beneficiary has investment control without consultation with the trustee, or (iii) if the trustee does not exercise exclusive investment control, the beneficiary will be the beneficial owner to the extent of his or her pro rata interest in the trust.

b) Trustees, unless the trustee has a pecuniary interest in any holding or transaction in the securities held by the trust. A trustee will be deemed to have a pecuniary interest in the trust's holdings if at least one beneficiary of the trust is a member of the trustee's immediate family.

c) Settlors, unless a settlor reserves the right to revoke the trust without the consent of another person; provided, however, that if the settlor does not exercise or share investment control over the issuer's securities held by the trust the settlor will not be deemed to be the beneficial owner of those securities.

Indirect pecuniary interest for purposes of Section 16 also includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in:

a) portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

b) portfolio securities held by any investment company registered under the Investment Company Act of 1940; or

c) securities comprising part of a broad-based publicly-traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

EXAMPLES OF BENEFICIAL OWNERSHIP

1. Securities Held by Family Members

(a) Example 1-A:

X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husband, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y's resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.

(b) Example 1-B:

X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife and his wife has no control over his financial affairs. Neither X nor Y is a beneficial owner of the other's securities.

(c) Example 1-C:

X's adult son Z lives in X's home. Z is self-supporting and contributes to household expenses. X is a beneficial owner of Z's securities.

(d) Example 1-D:

X's mother A lives alone and is financially independent. X has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest, if at all. X takes out personal loans from A's bank in A's name, the interest from such loans being paid from A's account. X is a significant heir of A's estate. X is a beneficial owner of A's securities.

2. Securities Held by a Company

(a) Example 2-A:

O is a holding company with 5 shareholders. X owns 30% of the shares in the company. X will be presumed to have beneficial ownership of the securities owned by O.

3. Securities Held in Trust

(a) Example 3-A:

X is trustee of a trust created for his two minor children. When both of X's children reach 21, each will receive an equal share of the corpus of the trust. X is a beneficial owner of the securities in the trust.

(b) Example 3-B:

X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

The North Carolina Capital Management Trust's

INSIDER TRADING POLICY STATEMENT

FORMALLY KNOWN AS

STATEMENT OF POLICIES AND

PROCEDURES ON INSIDER TRADING

January 27, 2000

STATEMENT OF POLICIES AND PROCEDURES

WITH RESPECT TO THE FLOW AND USE OF MATERIAL

NONPUBLIC (INSIDE) INFORMATION

INTRODUCTION

Fidelity's reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance to all of us. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it has been Fidelity's long-standing policy that no employee should knowingly trade in securities on the basis of material, nonpublic information. This is sometimes referred to as "insider trading".

For many years, Fidelity has operated under a written Code of Ethics. The Code prohibits trading by employees and their family members which is in conflict with trading by the Funds. It establishes a broad range of restrictions and trading procedures for employees who have access to information relating to fund or account investment activity. This Statement of Policies and Procedures (the "Statement") is issued in response to legislative and regulatory initiatives and activities, and constitutes a written supplement to the principles of the Code of Ethics and the Fidelity Code.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 ("the Act") was enacted into law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, nonpublic information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

PURPOSE OF STATEMENT

The purpose of this statement is to explain: (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition; (3) the sanctions for insider trading and expanded liability for controlling persons; (4) one's obligations in the event he or she learns of material, nonpublic information; and (5) Fidelity's educational program regarding insider trading.

APPLICABILITY

This Statement applies to all officers, directors and employees of all Fidelity companies, and any that may be formed in the future. In addition, this statement applies to employees seconded to Fidelity Management & Research Company (FMR) or Fidelity Management Trust Company (FMTC) from Fidelity International Limited (FIL).

I. The Basic Insider Trading Prohibition

The Act does not define insider trading. However, in general, the "insider trading" doctrine under federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person:

· trading while in possession of material, nonpublic information;

· communicating ("tipping") such information to others;

· recommending the purchase or sale of securities on the basis of such information; or

· providing substantial assistance to someone who is engaged in any of the above activities.

In addition, an SEC rule prohibits an individual from trading while in possession of material, nonpublic information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures. See Section IV. B. below.

No Fiduciary Duty to Use Inside Information. Although various Fidelity companies, including FMR and FMTC, have a fiduciary relationship with their clients, they have no legal obligation to trade or recommend trading on the basis of information their employees know to be "inside" information. In fact, such conduct could violate the federal securities laws.

No Brokerage Allocation for Inside Information. Although Fidelity has adopted policies which permit consideration of the receipt of research and brokerage services in selecting brokers to execute client portfolio transactions, it is the policy of the firm not to allocate brokerage in consideration of receipt of "inside" information.

II. Basic Concepts

As noted the Act did not specifically define insider trading. However, federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating ("tipping") such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information.

Thus, the key aspects of insider trading are: (A) materiality, (B) nonpublic information, (C) knowing or reckless action and (D) breach of fiduciary duty or misappropriation. Each aspect is briefly discussed below.

A. Materiality. Insider trading restrictions arise only when information that is used for trading, recommending or tipping is "material." Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. It need not be so important that it would have changed the investor's decision to buy or sell. On the other hand, not every tidbit of information about a security is material. The courts have held that information that merely tests "the meaning of public information" or that fills in the mosaic of various pieces of research analysis is not material.

B. Nonpublic Information. Information is considered public if it has been disseminated in a manner making it available to investors generally (e.g., national business and financial news wire services, such as Dow Jones and Reuters; national news services, such as Associated Press, New York Times or Wall Street Journal; broad tapes; SEC reports; brokerage firm reports). Just as an investor is permitted to trade on the basis of nonpublic information that is not material, he or she may also trade on the basis of information that is public. However, information given by a company director to an acquaintance of an impending takeover prior to that information being made public would be considered both "material" and "nonpublic." Trading by either the director or the acquaintance prior to the information being made public would violate the federal securities laws.

C. Knowing. Under the federal securities laws, a violation of the insider trading limitations requires that the individual act with "scienter" -- with knowledge that his or her conduct may violate these limitations or in a reckless manner. Recklessness involves acting in a manner which ignores circumstances which a reasonable person would conclude would result in a violation of insider trading limitations.

D. Fiduciary Duty. The general tenor of recent court decisions is that insider trading does not violate the federal securities laws if the trading, recommending or tipping of the insider information does not result in a breach of duty. Over the last decade, the SEC has brought cases against accountants, lawyers and stockbrokers because of their participation in a breach of an insider's fiduciary duty to the corporation and its shareholders. The SEC has also brought cases against noncorporate employees who misappropriated information about a corporation and thereby allegedly violated their duties to their employers. Consequently, the situations in which a person can trade on the basis of material, nonpublic information without raising a question whether a duty has been breached are so rare, complex and uncertain that the only prudent course is not to trade, tip or recommend based on inside information. In addition, trading by an individual while in possession of material, nonpublic information relating to a tender offer is illegal irrespective of whether such conduct breaches a fiduciary duty of such individual. Set forth below are several situations where courts have held that such trading involves a breach of fiduciary duty or is otherwise illegal.

Corporate Insider. In the context of interviews or other contact with corporate management, the US Supreme Court held that an investment analyst who obtained material, nonpublic information about a corporation from a corporate insider does not violate insider trading restrictions in the use of such information unless the insider disclosed the information for "personal gain." However, personal gain may be defined broadly to include not only a pecuniary benefit, but also a reputational benefit or a gift. Moreover, selective disclosure of material, nonpublic information to an analyst might be viewed as a gift.

Tipping Information. The Act includes a technical amendment clarifying that tippers can be sued as primary violators of insider trading prohibitions, and not merely as aidors and abettors of a tippee's violation. In enacting this amendment, Congress intended to make clear that tippers cannot avoid liability by misleading their tippees about whether the information conveyed was nonpublic or whether its disclosure breached a duty. However, Congress recognized the crucial role of securities analysts in the smooth functioning of the markets, and emphasized that the new direct liability of tippers was not intended to inhibit "honest communications between corporate officials and securities analysts."

Corporate Outsider. Additionally, liability could be established when trading occurs based on material, nonpublic information that was stolen or misappropriated from any other person, whether a corporate insider or not. An example of an area where trading on information may give rise to liability, even though from outside the company whose securities are traded, is material, nonpublic information secured from an attorney or investment banker employed by the company.

Tender Offers. The SEC has adopted a rule specifically prohibiting trading while in possession of material information about a prospective tender offer before it is publicly announced. This rule also prohibits trading while in possession of material information during a tender offer which a person knows or has reason to know is not yet public. Under the rule, there is no need for the SEC to prove a breach of duty. Furthermore, in the SEC's view, there is no need to prove that the nonpublic, material information was actively used in connection with trading before or during a tender offer. However, this rule has an exception that allows trading by one part of a securities firm where another part of that firm has material, nonpublic information about a tender offer if certain strict (Chinese Wall) procedures are followed. See Section IV. B. below.

III. Sanctions and Liabilities

A. Sanctions. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Fidelity companies. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

B. Controlling Persons. The Act increases the liability of "controlling persons" -- defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another's actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but "reckless" is discussed in the legislative history as a "heedless indifference as to whether circumstances suggesting employee violations actually exist."

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

IV. Procedures to be Followed When Receiving Inside Information

A. General. Whenever an employee receives what he or she believes may be material, nonpublic information, he or she

· should not trade on his or her own behalf or on behalf of a Portfolio or Fund, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains nonpublic.

· should promptly contact the Legal Department and refrain from disclosing the information to anyone else, including persons within the Fidelity organization, unless specifically advised to do so by the Legal Department.

B. Chinese Walls. Employees of the Fidelity Companies may from time to time receive inside information in the normal course of their job related responsibilities. For example, employees of FMR and FMTC in the high yield bond area may be provided with material, nonpublic information on a confidential basis in connection with their potential purchase of high yield bonds to be issued in an acquisition or corporate restructuring. Of course, such employees will be precluded from trading or recommending action with respect to the securities of the target or bidding company. However, it is possible to limit these constraints to such employees by constructing a "Chinese Wall" between them and other Fidelity investment personnel.

The following policies and procedures are designed to prevent the flow of material, nonpublic information about a public company from employees with knowledge of such information ("Confidential Employees") to others involved in Fidelity's investment and investment management activities. In most instances, following these policies and procedures will permit these other investment personnel to continue trading and recommending the company's securities.

1. Acknowledgment Letters. Before receiving material, nonpublic information about a company in connection with a prospective tender offer or other event, every Confidential Employee will be required to submit to the General Counsel of FMR Corp. or FMR a letter acknowledging their responsibilities and the limitations on their activities regarding the subject company(ies).

2. Oral and Written Communications. Confidential Employees receiving material, nonpublic information about a company or Confidential Employees receiving nonpublic information about a company in connection with an analytical assignment should not discuss or exchange any such information with any Fidelity employees unless they are also Confidential Employees. For example, this would specifically preclude a high yield bond analyst who is a Confidential Employee from discussing any such information with, or signaling that a company was under review to, any other Fidelity employee (including another member of the high yield bond group) who was not a Confidential Employee.

3. Attendance at Meetings. Attendance at any meetings at which such material, nonpublic information is to be discussed, and dissemination of the notes from such meetings, shall be limited to Confidential Employees.

4. Access to Files. Access to files containing any material, nonpublic information provided to Confidential Employees shall be prohibited to any investment management personnel and any other employee except another Confidential Employee.

C. Compliance

1. Trade Reporting. All Fidelity employees are required to report all personal and beneficially owned securities transactions to the Ethics Office. The Ethics Office regularly reviews these personal transactions relative to the securities trades of the Portfolios or the Funds, and may undertake a special review if deemed necessary or appropriate, if the Ethics Office has reason to believe that any Fidelity employee has engaged, is engaged or is about to engage in insider trading. The Ethics Office will consult with FMR Corp. Compliance where appropriate.

2. Trading. As required by the Code of Ethics, all securities transactions by employees and accounts of which they are beneficial owner (as defined within the Code of Ethics) must be effected through Fidelity Brokerage Services, Inc. unless special permission is granted in writing by the Ethics Office to utilize another broker-dealer. If another broker-dealer is used, duplicate confirmations and account statements must be provided to the Ethics Office. In addition, trades effected by Access Persons, Investment Professionals and Senior Executives must be effected in accordance with the procedures for clearance of personal securities transactions as outlined in the Code of Ethics.

3. Reporting to the Legal Department. Whenever an employee receives what he or she believes to be material, nonpublic information about a security or becomes aware that such information has been utilized by another employee in the purchase or sale of a security, he or she shall immediately notify the General Counsel of FMR Corp. or FMR. "Immediately" means as soon as humanly practical. Employees are expected to bring this information immediately to the attention of the General Counsel of FMR Corp. or FMR and refrain from disclosing the information to anyone else, including persons within the Fidelity organization, unless specifically advised to do so by such General Counsel.

4. Contacts. All Fidelity employees must consult with the Legal Department before communicating (orally or in writing) with the SEC or any other regulatory agency about insider trading or related matters. Similarly, all Fidelity employees must consult with the Public Relations Department before communicating (orally or in writing) with any representative of the newspapers or other mass media on insider trading or related matters.

V. Employee Education

To ensure that every employee of FMR and FMTC understands the firm's policies and procedures with respect to insider trading, the following will occur:

A. Initial Review for New Employees. All new employees will be given a copy of this Statement along with the Code of Ethics at the time of their employment and will be required to read and sign each. A representative of Fidelity will review the Statement with each new research analyst, portfolio manager and trader at the time of his or her employment.

B. Annual Review with Investment Professionals. A representative of the Ethics Office will review this Statement and the Code of Ethics at least annually with all research analysts, portfolio managers, traders and other investment personnel.

C. Annual Certification. Fidelity employees may be required by Fidelity management to certify compliance with this statement in writing on at least an annual basis.

The North Carolina Capital Management Trust's

EXHIBITS

January 26, 2000

To: The Ethics Office

Fidelity Management & Research Company

82 Devonshire Street, N8A

Boston, MA 02109

ACKNOWLEDGMENT OF RECEIPT - 2000

I acknowledge receipt of the Fidelity Code of Ethics and the Statement of Policies and Procedures with Respect to the Flow and Use of Material Nonpublic (Inside) Information ("Insider Trading Policy Statement") dated January 26, 2000. I represent that I have read and understand both the Fidelity Code of Ethics and the Insider Trading Policy Statement, and acknowledge that my personal and beneficially owned securities transactions are subject to their terms. I certify to the best of my knowledge that all my personal and beneficially owned securities transactions, for the current calendar year or since my date of employment, have been reported as required and are consistent with the terms of the Fidelity Code of Ethics and the Insider Trading Policy Statement and that I have conducted myself in accordance with the Insider Trading Policy Statement. I certify that I have shared the provisions of the Code of Ethics and the Insider Trading Policy Statement with family members sharing my household.

I authorize access to my Fidelity mutual fund and/or brokerage accounts by Fidelity as deemed necessary pursuant to Rule 204-2(a)(12) of the Investment Advisers Act of 1940, and I further authorize Fidelity to receive duplicate confirmations and statements for any personal or beneficially owned brokerage account I maintain outside Fidelity. I acknowledge that any communications with the Ethics Office including pre-clearances of reportable securities transactions required pursuant to this Code may be recorded.

In understand that Fidelity may amend any if the attached policies at any time, and that it is my responsibility to be aware of and adhere to the most current version of the policies.

______________________________ ________________________________

Date Signature

______________________________ ________________________________

Please Print Your Name Here Fidelity Company & Internal Phone

______________________________ ________________________________

Social Security Number Badge Number

Regular Employee Temporary Employee

REPORT OF SECURITIES TRANSACTIONS

REPORT OF SECURITIES TRANSACTIONS

To:

The Ethics Office

82 Devonshire Street, N8A

Boston, MA 02109

_____________________________ _____________________________

Date Signature

______________________________ _____________________________

Your Social Security Number Please Print Your Name

For the Month of ____________, 19____

The following is a record of every transaction which I had, or by reason of which I acquired, any direct or indirect beneficial ownership during the month of _________, 2000 (excluding (1) transactions effected in any account over which I had no direct or indirect influence or control; (2) transactions in mutual fund shares, money market securities, or direct obligations of the United States, or instrumentalities thereof; and (3) transactions previously reported automatically by Fidelity Brokerage Services, Inc., or via duplicate confirmations and statements from an approved external brokerage account):

TRADE DATE	BUY OR SELL	NUMBER OF UNITS	SECURITY NAME	PRICE PER UNIT	BROKERAGE ACCOUNT #	BROKER/ PRIVATE PLACEMENT

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN

Note 1: For the transactions which have been marked by me with an asterisk (*), this report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the reported transactions. Such transactions are reported solely to meet the standards imposed by the Investment Company Act Release No. 4516.

PRIVATE PLACEMENT APPROVAL REQUEST

Investment Professionals and Senior Executives Only

DATE SUBMITTED: ___________________

______________________________________ _______________________

Employee Name (please print) Social Security Number

Employee Group (check one):

High Yield Equity Fixed Income Money Market Trading FCM FMTC CORP Other: ________________

1. Company Name

2. Business Operations Summary

3. Who contacted you regarding this investment?

4. Which firm employs this individual? ______

5. Does the above individual or firm have a relationship with the Fidelity Funds? If yes, please explain.

6. What is the individual's relationship to the company?

7. What is your relationship to the contact person?

8. What is the total amount of the private placement?

9. What is the value of your proposed investment?

10. Does this company have publicly traded securities?

11. Is this investment suitable for the funds? Yes No

If no, please explain. __________________________________________________________________________________________________________________________________________________________________________________________________________________

___________________________________ Approved Disapproved

Employee Signature

______________________________

Division Head Signature and Date

______________________________

Ethics Office Signature and Date

SHORT-TERM PROFIT RECOVERY

Investment Professionals and Senior Executives Only

Section V. B. of the Code of Ethics provides for the surrender of any profit realized by an Investment Professional or Senior Executive on transactions in the same or equivalent security within 60 days. This applies to the purchase and sale (or sale and purchase) of a security within a 60-day period in any beneficially owned account.

The following are various questions and answers to help you understand this provision. If you have any further questions regarding this provision, you should contact the Ethics Office, at 8-563-5566, internally, or (617)563-5566, externally.

Q. How is the 60-day period measured?

A. A purchase or sale is ordinarily deemed to occur on trade date. If a purchase is considered to be made on day 0, day 61 is the first day a sale of those securities may be made without regard to the profit recovery rule.

Q. How are profits measured when there is a series of purchases and sales within a 60 calendar day period?

A. A series of purchases and sales will be measured on a first-in, first-out basis until all purchase and sale transactions within a 60-day period are matched. The sum of the profits realized on these paired purchases and sales will be subject to surrender. No reduction will be made for losses.

Q. Is a short sale of a security considered a sale?

A. Yes, a short sale is considered a sale for all purposes (reporting, pre-clearance and the 60-day profit recovery rule). It is important to keep in mind that when profits are computed under the 60-day rule, the order of the transactions is not relevant in calculating profit; for example, a sale (or short sale) can be matched against a subsequent purchase. Please note that naked short sales are prohibited under the Code of Ethics.

Derivative Transactions

For the purposes of reporting, pre-clearance and the 60-day profit recovery rule, a transaction in any put or call option (except an option on an exempt security or index) or any future on a security (except a future on an exempt security or index), will be treated as a derivative transaction. For the purposes of this Code, derivative transactions will be divided into two categories: "call equivalent positions" and "put equivalent positions." A "call equivalent position" is treated as a purchase of the underlying security. Conversely, a "put equivalent position" is treated as a sale of the underlying security. Please note that writing or acquiring naked options are prohibited under the Code of Ethics.

Q. Does this mean that if I purchase a security and later hedge it with a put, the two transactions will be matched if they occur within 60 days of each other?

A. Yes, the purchase of the put on the security would be considered a sale and matched with the prior purchase.

Q. If a call option is exercised, does that constitute a purchase?

A. No. Generally, it is the acquisition of the call that constitutes the purchase transaction for the purpose of the 60-day profit recovery rule. Exercise of the call will not result in a recoverable profit; the purchase will be treated as having occurred as of the date the call option was acquired. For example, the sale of any shares received due to exercise of an option will be analyzed for profit recovery purposes if there are purchase transactions in such securities within the most recent 60 calendar day period, including the purchase of the call option for such shares.

Q. If a put option is exercised, does that constitute a sale?

A. No. Generally, it is the acquisition of the put that constitutes the sale transaction. Exercising the put will not result in a recoverable profit; the sale will be treated as having occurred on the date that the put option was acquired.

Q. Am I effectively foreclosed from acquiring an option with a term of 60 days or less?

A. Not necessarily. For example, exercising a call option and receiving the underlying securities will not constitute a sale. Of course, a sale of the securities received or of the option itself will constitute a sale which would be matched against any purchase within 60 days.

PERSONAL BROKERAGE ACCOUNT DISCLOSURE

All New Employees Must Complete Within 7 Days of Hire

_____________________________________ ________________________________

Social Security Number) Name (Please Print

_____________________________________

Your Manager's Name

· Send the completed form to the Ethics Office, N8A within 7 days of your date of hire.

· Disclose in the space provided below all personal brokerage accounts and brokerage accounts in which you have beneficial ownership.

1 Include any brokerage accounts currently maintained with Fidelity Brokerage Services, Inc. (FBSI) as well as any externally held brokerage accounts.

· Completion of this form will not initiate a transfer of account. Please see below for instructions.

I hereby acknowledge that Fidelity requires that I maintain my personal brokerage accounts and any brokerage accounts beneficially owned by me at Fidelity Brokerage Services, Inc. ("FBSI").

I maintain the following personal and beneficially owned brokerage account(s) at this time (including FBSI accounts):

(Attach additional sheets if necessary.)

Account #	Name(s) on Account	Name of Brokerage Firm

Attach a copy of the monthly statement for any external brokerage account. If your accounts are maintained by FBSI, you do not need to attach monthly statements.

______ Place an "X" here if you do not maintain any brokerage accounts.

I understand the requirement to transfer accounts to FBSI or to request a waiver2 in order to continue to maintain an account with a firm other than FBSI. I certify that I will comply with this policy.

____________________________________ _______________________

Signature Date

To request an Employee Transfer Kit to transfer brokerage accounts to FBSI, call the Employee Trading Gate at 1-800-343-2428.

PERSONAL HOLDINGS DISCLOSURE

Required From All Access Persons, Investment Professionals and Senior Executives

Social Security Number: _______________ Employee Name: ________________________

Badge Number: ______________________ Manager's Name: _______________________

Internal Phone: ______________________ Mailzone: ______________________________

I certify to the best of my knowledge that the information on this disclosure includes all information required to be reported pursuant to Section V of the Code of Ethics. Furthermore, I certify that I have provided copies of the most recent statements for all personal and beneficially owned brokerage accounts.

Employee Signature: _____________________ Date: ______________________

Forms will not be accepted without all required information.

Submission of this form is required of all Access Persons under Rule 17j-1 of the Investment Company Act of 1940. Failure to return this required disclosure within 7 days after your hire date or the date on which you became an "Access Person" will be considered a violation of this Code of Ethics and could result in sanctions as outlined in Section IX of the Code of Ethics.

Section A. Private Placement Disclosure (Check one.)

1. I have no private placement investment at this time.

2. I am listing below all private placements I am currently involved in:

Date of Investment	$ Amount	Company Name	Is Company Publicly Traded?

Section B. Reportable Securities (Check one.)

1. I do not have any personal or beneficially owned holdings in reportable securities. (You may skip Section C. Make sure this form is signed and dated above, then return it to the Ethics Office, N8A.)

2. I have personal or beneficially owned reportable securities to disclose. (You must complete Section C.)

Section C. Disclosure of Reportable Securities

1. I have attached the most recent statement for each account in which I hold reportable securities.

These include, but are not limited to, securities accounts with:

· Fidelity Brokerage Services, Inc	· Other Broker-Dealers
· Dividend Re-Investment Programs	· Bank Accounts
· Employee Stock Purchase Plans

If you have had any reportable securities transactions since the statement date, you must also include a copy of each trade confirmation. Statements need to be current (within 30 days of the date this report is completed). If you do not have a current statement, you will need to list the individual holdings in the table below.

(OVER)

2. For the accounts in which I hold reportable securities and have not attached a statement or for securities that are not held in an account (i.e., stock certificates) I am listing my current holdings below.

Security Name	Ticker	# of Shares	$ Value

Attach additional sheets if necessary.

APPROVED BROKER FOR THE REGION

Employees of any U.S.-based Fidelity Company	Fidelity Brokerage Services, Inc. (FBSI)
Employees of any Canada-based Fidelity Company	TD Waterhouse (discount) TD Evergreen (full service)
FIL Employees

UK and Europe - NatWest Stockbrokers, Ltd., Redmayne Bentley Stockbrokers, Banque de Luxembourg, Fidelity Brokerage Services, Inc.

Japan - Nomura Securities, Fidelity Brokerage Services, Inc.

Southeast Asia/Pacific - WI Carr, Fidelity Brokerage Services, Inc.

Bermuda - First Bermuda Limited, Fidelity Brokerage Services, Inc.

FISC Ireland Employees	FEXCo

PRE-CLEARANCE GUIDELINES

Access Persons, Investment Professionals and Senior Executives Only

1. Receive the appropriate approval**

A. All employees of any U.S. or Canada-based Fidelity Company regardless of location and FIL employees located in the U.S. need to pre-clear using Online Pre-Clearance:

(leftarrow34) http://w3iis.fmrco.com/preclear

(leftarrow34) Hours: 10:15am - 4pm, EST

(leftarrow34) Alternatively, call the pre-clearance desk:

D Equity/Fixed Income: 617-563-6109

D High Yield : 617-563-7882

B. FIL employees based in FIL regional offices should contact the Pre-Clearance Desk in the nearest FIL office:

(leftarrow34) Hours: 10:00am - 4pm, local time

D UK and Europe: 44-1737-837041, 8-723-7041 internal

D Tokyo: (813) 5470-4871

D Hong Kong: (852) 2848-1752

2. Keep a record of your pre-clearance confirmation number.

3. If the transaction is approved, contact the approved broker to place your order.

4. Keep in mind that pre-clearance is good for the day of execution only.

1 Beneficial ownership may exist when you have a direct or indirect ability to (1) benefit economically or (2) exercise investment control. See the Appendix to the Code of Ethics for more specific details.

2 For information about requesting a waiver, contact the Ethics Office at 8-563-5566, or via email, "Code of Ethics" mailbox.

* Pre-clearance is not required for non-reportable securities, currency warrants, rights subscriptions, gifting of securities, automatic dividend reinvestments and options on the following market indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer, FTSE 100, and Nikkei 225.